To the Stockholders and Board of Directors
PHH Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-27715, No. 33-63627, and No. 33-48125), of PHH Corporation of
our report dated April 30, 1997, relating to the consolidated balance sheet of PHH Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the eight-month period ended December 31, 1996, and related schedule, which report appears in the December 31, 1996 transition report on Form 10-K of PHH Corporation.



/s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Baltimore, Maryland
July 28, 1997